                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (Amendment No. 1)

                   Under the Securities Exchange Act of 1934*



                                  I-Many, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    44973Q103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule
is filed:                                                      [ ] Rule 13d-1(b)
                                                               [X] Rule 13d-1(c)
                                                               [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Janice V. Sharry, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5562

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP No. - 44973Q103                                         Page 2 of 10 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       MSD Portfolio L.P. - Investments
                       13-4019104
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER
           NUMBER OF
             SHARES                                   788,649
          BENEFICIALLY           -----------------------------------------------
            OWNED BY                  6      SHARED VOTING POWER
              EACH
           REPORTING                                  0
             PERSON              -----------------------------------------------
              WITH                    7      SOLE DISPOSITIVE POWER

                                                      788,649
                                 -----------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                                      0
--------------------------------------------------------------------------------
               9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                       PERSON

                                          788,649
--------------------------------------------------------------------------------
               10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                       CERTAIN SHARES                                        [ ]


--------------------------------------------------------------------------------
               11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                          2.1%
--------------------------------------------------------------------------------
               12      TYPE OF REPORTING PERSON

                                          PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 44973Q103                                         Page 3 of 10 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       DBV Investments, L.P.
                       74-2907558
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

           NUMBER OF                                  0
             SHARES
          BENEFICIALLY           -----------------------------------------------
            OWNED BY                  6      SHARED VOTING POWER
              EACH
           REPORTING                                  0
             PERSON              -----------------------------------------------
              WITH                    7      SOLE DISPOSITIVE POWER

                                                      0
                                 -----------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                                      0
--------------------------------------------------------------------------------
               9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                       PERSON

                                          788,649
--------------------------------------------------------------------------------
               10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                       CERTAIN SHARES                                        [ ]


--------------------------------------------------------------------------------
               11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                          2.1%
--------------------------------------------------------------------------------
               12      TYPE OF REPORTING PERSON

                                          PN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 44973Q103                                         Page 4 of 10 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       MSD EC I, LLC
                       13-4096519
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER
            NUMBER OF
             SHARES                                   0
          BENEFICIALLY           -----------------------------------------------
            OWNED BY                  6      SHARED VOTING POWER
              EACH
           REPORTING                                  0
             PERSON              -----------------------------------------------
              WITH                    7      SOLE DISPOSITIVE POWER

                                                      0
                                 -----------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                                      0
--------------------------------------------------------------------------------
               9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                       PERSON

                                          788,649
--------------------------------------------------------------------------------
               10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                       CERTAIN SHARES                                        [ ]


--------------------------------------------------------------------------------
               11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                          2.1%
--------------------------------------------------------------------------------
               12                TYPE OF REPORTING PERSON

                                          OO
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 44973Q103                                         Page 5 of 10 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       Vermeer Investments, LLC
                       13-4048340
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER
           NUMBER OF
             SHARES                                   0
          BENEFICIALLY           -----------------------------------------------
            OWNED BY                  6      SHARED VOTING POWER
              EACH
           REPORTING                                  0
             PERSON              -----------------------------------------------
              WITH                    7      SOLE DISPOSITIVE POWER

                                                      0
                                 -----------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                                      0
--------------------------------------------------------------------------------
               9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                       PERSON

                                          788,649
--------------------------------------------------------------------------------
               10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                       CERTAIN SHARES                                        [ ]


--------------------------------------------------------------------------------
               11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                          2.1%
--------------------------------------------------------------------------------
               12      TYPE OF REPORTING PERSON

                                          OO
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. - 44973Q103                                         Page 6 of 10 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       Black Marlin Investments, LLC
                       13-4048344
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER
           NUMBER OF
             SHARES                                   0
          BENEFICIALLY           -----------------------------------------------
            OWNED BY                  6      SHARED VOTING POWER
              EACH
           REPORTING                                  0
             PERSON              -----------------------------------------------
              WITH                    7      SOLE DISPOSITIVE POWER

                                                      0
                                 -----------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                                      0
--------------------------------------------------------------------------------
               9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                       PERSON

                                          788,649
--------------------------------------------------------------------------------
               10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                       CERTAIN SHARES                                        [ ]


--------------------------------------------------------------------------------
               11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                          2.1%
--------------------------------------------------------------------------------
               12      TYPE OF REPORTING PERSON

                                          OO
--------------------------------------------------------------------------------

                                                              ------------------
                                                              Page 7 of 10 Pages
                                                              ------------------

Item 1(a)         Name of Issuer:

                  I-Many, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  537 Congress Street, 5th Floor
                  Portland, Maine 04101-3353

Item 2(a)         Names of Persons Filing:

                  MSD Portfolio L.P. - Investments
                  DBV Investments, L.P.
                  MSD EC I, LLC
                  Vermeer Investments, LLC
                  Black Marlin Investments, LLC

Item 2(b)         Addresses of Principal Business Offices:

                  MSD Portfolio L.P. - Investments, DBV Investments, L.P., MSD EC I, LLC, Vermeer Investments, LLC, Black Marlin Investments,
                  LLC:

                  645 Fifth Avenue, 21st Floor
                  New York, New York, 10022

Item 2(c)         Citizenship:

                  MSD Portfolio L.P. - Investments - Delaware
                  DBV Investments, L.P. - Delaware
                  MSD EC I, LLC - Delaware Vermeer Investments, LLC - Delaware Black Marlin Investments, LLC - Delaware

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.0001 per share

Item 2(e)         CUSIP Number:

                  44973Q103

                                                              ------------------
                                                              Page 8 of 10 Pages
                                                              ------------------

Item 3            Status of Persons Filing:

                  (a) [ ] Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o);

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (15
                          U.S.C. 78c);

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

                  (d) [ ] Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-8);

                  (e) [ ] An investment adviser in accordance with Section
                          240.13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Section 240.13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in
                          accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [ ] Group, in accordance with Section
                          240.13d-1(b)(1)(ii)(J).

Item 4            Ownership:

                  The information in items 1 and 5 through 11 on the cover pages (pps. 2-6) of this Schedule 13G is hereby incorporated by reference.

Item 5 Ownership of 5% or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [X]

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  See Item 4.

Item 9            Notice of Dissolution of Group:

                  Not applicable

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             -------------------
                                                             Page 10 of 10 Pages
                                                             -------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2002

                                       MSD PORTFOLIO L.P. - INVESTMENTS

                                       By:  MSD Capital, L.P., its general
                                            partner


                                            By: /s/ MARC R. LISKER
                                               ---------------------------------
                                               Marc R. Lisker, General Counsel

                                       DBV INVESTMENTS, L.P.

                                       By:  DRT Capital, LLC, its general
                                            partner


                                            By: /s/ MARC R. LISKER
                                               ---------------------------------
                                               Marc R. Lisker, General Counsel

                                       MSD EC I, LLC


                                            By: /s/ MARC R. LISKER
                                               ---------------------------------
                                               Marc R. Lisker, General Counsel

                                       VERMEER INVESTMENTS, LLC


                                            By: /s/ MARC R. LISKER
                                               ---------------------------------
                                               Marc R. Lisker, General Counsel

                                       BLACK MARLIN INVESTMENTS, LLC


                                            By: /s/ MARC R. LISKER
                                               ---------------------------------
                                               Marc R. Lisker, General Counsel

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------
1                 Joint Filing Agreement, dated as of February 14, 2001, entered into by and among MSD Portfolio L.P. - Investments, DBV
                  Investments, L.P., MSD EC I, LLC, Vermeer Investments, LLC,
                  and Black Marlin Investments, LLC (incorporated herein by
                  reference to Exhibit 1 to Schedule 13G filed on February 14,
                  2001).